UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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HILL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hill International, Inc.

303 Lippincott Centre

Marlton, New Jersey 08053

May 4, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Hill International, Inc. (the “Company”) which will be held at the principal executive offices of the Company, 303 Lippincott Centre, Marlton, New Jersey 08053, on Monday, June 11, 2012 at 1:00 p.m. Eastern Time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to submit your proxy by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our fellow stockholders attending the annual meeting as possible.

Sincerely,

Irvin E. Richter

Chairman and Chief Executive Officer

Hill International, Inc.

303 Lippincott Centre

Marlton, New Jersey 08053

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2012

To our Stockholders:

Hill International, Inc. (the “Company”) will hold its 2012 Annual Meeting of Stockholders at 303 Lippincott Centre, Marlton, NJ 08053 on Monday, June 11, 2012, at 1:00 p.m. Eastern Time, to address matters that may properly come before the meeting. We are holding the annual meeting for the following purposes:

1.	to elect two members of the Board of Directors;

2.	to approve an amendment to the Hill International, Inc. amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock;

3.	to approve an increase in the number of shares issuable under the 2006 Employee Stock Option Plan; and

4.	to transact other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 16, 2012 as the record date for the annual meeting. Only holders of record of common stock of the Company at the close of business on April 16, 2012 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting. If you do not hold your shares of record and you do not plan to attend the meeting, please follow the instructions provided by your broker, bank or other nominee to ensure that your shares are voted.

By order of the Board of Directors,

William H. Dengler, Jr.

Secretary

Marlton, New Jersey

May 4, 2012

Important Notice Regarding the Availability of Proxy Materials for Our

Annual Meeting of Stockholders to Be Held on June 11, 2012

The accompanying proxy statement and our 2011 annual report to stockholders are available at

www.hillintl.com, in the “Investor Relations” section.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Hill International, Inc. (“Hill” or the “Company”) on behalf of the Board of Directors for the 2012 Annual Meeting of Stockholders, to be held on Monday, June 11, 2012, and at any meeting following adjournment or postponement of the annual meeting. We are first mailing this proxy statement and proxy card (including voting instructions) on or about May 7, 2012, to persons who were stockholders at the close of business on April 16, 2012, the record date for the meeting.

The 2012 Annual Meeting of Stockholders is scheduled to begin at 1:00 p.m. Eastern Time on June 11, 2012 at the Company’s headquarters at 303 Lippincott Centre, Marlton, New Jersey 08053. Stockholders will be admitted beginning at 12:00 p.m. Eastern Time.

VOTING

Who Can Vote?

You are entitled to vote at the annual meeting all shares of the Company’s common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On April 16, 2012, there were 38,572,993 shares of common stock outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•

By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of business on June 8, 2012.

•	By Attending the Annual Meeting. If you attend the annual meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other financial institutions:

•

By Mail. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes by the time specified in the voting instruction cards.

•

By Attending the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, bank or other nominee can provide you information on how to obtain a “legal proxy.” Your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

The New York Stock Exchange (“NYSE”) does not consider the election of directors (Item 1), the proposal to approve an amendment to the Hill International, Inc. amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 100,000,000 (Item 2) and the proposal to increase from 6,000,000 to 8,000,000 the number of shares available for issuance under the 2006 Employee Stock Option Plan (Item 3) to be routine. Therefore, for your vote to be counted, you now need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.

The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

If your stock is held in the Hill International, Inc. 401(k) Retirement Savings Plan:

If you are or were an employee of the Company and hold shares in the 401(k) Plan, the proxy that you submit will provide your voting instructions to the Plan Trustee. However, you cannot vote your savings plan shares in person at the annual meeting. If you do not submit a proxy, the Plan Trustee will vote your savings plan shares in the same proportion as the shares for which the Trustee receives voting instructions from other participants in the Plan.

How Many Votes Are Required?

A quorum is required to transact business at the annual meeting. We will have a quorum and be able to conduct the business of the annual meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement.

All other matters to come before the annual meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the annual meeting and entitled to vote.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the annual meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the annual meeting, will be treated as present for purposes of determining whether a quorum is present at the annual meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against a particular matter.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s stock.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is divided into three classes. One class is elected each year for a term of three years.

Two Directors will be elected at this annual meeting to serve for a three-year term expiring at our annual meeting in 2015. Upon the recommendation of the Governance and Nominating Committee, the Board has renominated Camille S. Andrews and Brian W. Clymer to serve for terms expiring in 2015. You can find information about Ms. Andrews and Mr. Clymer below.

The persons named in the proxy card will vote such proxy “for” the election of Ms. Andrews and Mr. Clymer unless you indicate that your vote should be withheld. If elected, both Ms. Andrews and Mr. Clymer will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation, retirement or removal. Both Ms. Andrews and Mr. Clymer have indicated to the Company that they will serve if elected. We do not anticipate that Ms. Andrews and Mr. Clymer will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board upon the recommendation of the Governance and Nominating Committee.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF MS. ANDREWS AND MR. CLYMER AS DIRECTORS.

Nominees for Director – Term Expiring in 2015

CAMILLE S. ANDREWS has been a Director since June 2009. Since 1998, Ms. Andrews has been an Associate Dean, and since 1996 she has been a member of the faculty, of Rutgers University School of Law at Camden. Since 2007, Ms. Andrews has also served as a Managing Director of and Counsel to Context Capital Partners, a private equity firm. Between 1986 and 1996, Ms. Andrews was a Partner with the law firm of Dilworth Paxson LLP, and between 2006 and 2008, she was Of Counsel to that firm. Ms. Andrews earned a B.A. magna cum laude in rhetoric and communication from the University of Pittsburgh and a J.D. with honors from Rutgers University School of Law at Camden. She is a member of several charitable boards, including the Walnut Street Theatre, ACYO Foundation and New Jersey Child Cares. Ms. Andrews is admitted to practice law in New Jersey and Pennsylvania. Ms. Andrews offers a wealth of legal expertise in commercial matters and her service on the boards of other organizations provides cross-board experience. Age: 52. Other Public Company Board Service: None.

BRIAN W. CLYMER has been a Director since June 2006. Mr. Clymer is Senior Vice President of External Affairs for Prudential Financial, Inc. where he has worked since July 1997. Prior to Prudential, he served as New Jersey State Treasurer under Governor Christine Todd Whitman from 1994 to 1997. Prior to that, Mr. Clymer was President and Chief Executive Officer of Railway System Design, Inc. and Vice President of its parent company, Gannett Fleming, Inc., an engineering design firm, from 1993 to 1994. From 1989 to 1993, he served under President George H.W. Bush as Administrator of the U.S. Department of Transportation’s Federal Transit Administration. Mr. Clymer has served on numerous Boards of Directors, including the New Jersey Sports and Exposition Authority, the New Jersey Casino Reinvestment Development Authority, the New Jersey Performing Arts Center, the Southeastern Pennsylvania Transportation Authority, the American Public Transit Association, Security First Bank, and Motor Coach Industries International, Inc., then a New York Stock Exchange-listed designer and manufacturer of buses and coaches. He currently serves on the Board of Directors of the New Jersey Alliance for Action, the Prudential Financial, Inc. Political Action Committee and the Independent College Fund of New Jersey. Mr. Clymer earned his B.S. in business and economics from Lehigh University. He is a Certified Public Accountant in the Commonwealth of Pennsylvania. Mr. Clymer has spent almost 20 years in the field of public accounting and brings extensive experience as an executive and board member of various publicly and non-publicly held entities and offers deep knowledge of financial, economic and accounting matters. Age: 65. Other Public Company Board Service: Longport, Inc. (2001 to 2010).

Continuing Directors – Term Expiring in 2014

DAVID L. RICHTER has been President and Chief Operating Officer since March 2004, and he has been a member of our Board of Directors since February 1998. Prior to his current position, he was President of our Project Management Group from April 2001 to February 2004. Before that, Mr. Richter was Senior Vice President, General Counsel and Secretary from August 1999 to March 2001 and Vice President, General Counsel and Secretary from April 1995 to August 1999. Prior to joining us, he was an attorney with the New York City law firm of Weil, Gotshal & Manges LLP from 1992 to 1995. Mr. Richter is a member of the Young Presidents’ Organization, the Construction Industry Round Table, the Board of Trustees of the Southern New Jersey Development Council and is a former member of the Board of Directors of the Construction Management Association of America (“CMAA”). He earned a B.S. in management, a B.S.E. in civil engineering and a J.D. from the University of Pennsylvania. Mr. Richter is a son of Irvin E. Richter. Mr. Richter has years of executive leadership with the Company and has developed great expertise in the construction management industry. Age: 45. Other Public Company Board Service: None.

ALAN S. FELLHEIMER has been a Director since June 2006. He has been Chairman of the Philadelphia law firm of Fellheimer & Eichen LLP since January 1998. He was Chairman of the Board of the Pennsylvania Business Bank, a state-chartered bank, from 1998, when he founded the bank, until 2008 when the bank was sold. He also served as the bank’s President and Chief Executive Officer from 1998 until 2006. From 1991 to 1998, Mr. Fellheimer was a Partner in the Philadelphia law firm of Fellheimer Eichen Braverman & Kaskey. During 1990, he was a Partner with the Philadelphia law firm of Spector Gadon & Rosen, P.C. From 1985 to 1990, Mr. Fellheimer was Chairman and Chief Executive Officer of Equimark Corp., then a New York Stock Exchange-listed bank holding company. He currently serves as a member of the Board of Trustees of Gratz College, a member of the Board of Trustees of the Pennsylvania Ballet, a member of the President’s Advisory Board of Temple University and a member of the Dean’s Advisory Board of the School of Social Policy & Practice of the University of Pennsylvania. Mr. Fellheimer is a Trustee of the Law Foundation of Temple University and a Trustee of the Grand Lodge of Pennsylvania, AYF&AM. Mr. Fellheimer earned his A.B. in liberal arts and his J.D. summa cum laude from Temple University. He is a member of the New Jersey, New York and Pennsylvania bars. Mr. Fellheimer has significant banking expertise and brings to the Company experience in leadership positions with public and non-public entities. Age: 69. Other Public Company Board Service: None.

Continuing Directors – Term Expiring in 2013

IRVIN E. RICHTER has been Chairman of our Board of Directors since 1985 and he has been Chief Executive Officer and a member of our Board of Directors since he founded the company in 1976. In 2002, Mr. Richter was selected as a Fellow by the CMAA for his contributions to the construction management industry. He is a member of the World Presidents’ Organization. He is the author or co-author of several books including Handbook of Construction Law & Claims and International Construction Claims: Avoiding and Resolving Disputes. He has served or does serve on a number of Boards of Directors, including Rutgers University, Temple University Hospital, CMAA, incNETWORKS, Inc., Energy Storage & Power and Proton Therapy, Inc. Mr. Richter holds a B.A. in government from Wesleyan University and a J.D. from Rutgers University School of Law at Camden, and he has been named a Distinguished Alumnus at both schools. Mr. Richter’s substantial expertise in the areas of project management and construction claims has made him highly regarded in our industry. His strategic vision, leadership and construction industry knowledge have helped to guide the Company on its path of growth and success. Age: 67. Other Public Company Board Service: None.

WILLIAM J. DOYLE has been a Director since June 2006. Mr. Doyle has been retired from full-time employment since June 1999. From 1993 to 1999, he was Chairman and Chief Executive Officer of Paolin & Sweeney, Inc., an advertising and public relations firm. Before that, he was Vice Chairman of Hill from 1985 to 1992. Mr. Doyle has served as Chairman of the Delaware River Port Authority, as Chairman of the Philadelphia Area Transportation Corp., as Chairman of the Executive Committee of the Tri-State Regional Port Development

Corp., and as President of the Philadelphia Chapter of the Young Presidents’ Organization. He served on the Board of Directors of STV Group, Inc., then a Nasdaq-listed engineering, architecture and construction management firm, from 1993 to 2001. He has also served on the Board of Directors of the American Cinematheque, the Philadelphia College of Performing Arts, the American Public Transportation Association, and the CMAA. Mr. Doyle’s experience as a director of the Company, his experience as a chief executive officer of other companies and his service as director of a then-public engineering and construction management company are strong assets to the Board. Age: 81. Other Public Company Board Service: None.

STEVEN M. KRAMER has been a Director since June 2010. He is President of Synchema, LLC which he founded in 2009. Synchema is a consulting company which assists companies in various aspects of strategic planning. Prior to Synchema, Mr. Kramer was President and Chief Operating Officer of Kelstar International, which he co-founded, from 1987 until it was sold to Altana, a publicly-owned German specialty chemical and pharmaceutical company, in October 2005. Kelstar is a manufacturer of aqueous coatings, ultraviolet-curable coatings and specialty chemicals for the international printing industry. He resigned from Kelstar in 2006. From the time of his resignation from Kelstar in 2006 until his founding of Synchema in 2009, Mr. Kramer pursued a variety of business interests independently. Mr. Kramer earned his B.S. in Graphic Communications from the Rochester Institute of Technology. Mr. Kramer is a member of the Board of Directors of Dragonfly Forest, Inc., a non-profit organization dedicated to providing overnight camp experiences to seriously ill children. He is also a member of the Young Presidents’ Organization. Mr. Kramer’s experience as founder and executive of his own companies and his experience with respect to strategic planning provides valuable insight regarding the Company’s growth and direction. Age: 50. Other Public Company Board Service: None.

CORPORATE GOVERNANCE

Pursuant to the Delaware General Corporation Law and the Company’s By-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members on our Board.

During 2011, the Board held six meetings and the committees held a total of nine meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he or she was a member during the period he or she served as a Director in 2011. Although, we do not have a policy requiring all Directors to attend annual meetings of stockholders, we expect all Directors to attend, absent extenuating circumstances. All of our Directors attended the 2011 Annual Meeting.

Director Independence

The standards applied by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, generally provide that a director is not independent if:

(1) the director is, or has been within the last three years, our employee, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home), is, or has been within the last three years, one of our executive officers;

(2) the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3) (a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

(4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

(5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.

In addition to these objective standards, the Board of Directors has adopted a general standard, also in compliance with the NYSE rules, to the effect that no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In making this determination, the Board considers all relevant facts and circumstances regarding any transactions, relationships and arrangements between Hill and the Director, and also between Hill and any company or organization with which the Director is affiliated. The Board of Directors has determined that our current independent directors are Camille S. Andrews, Brian W. Clymer, William J. Doyle, Alan S. Fellheimer and Steven M. Kramer.

Board Leadership Structure

The Company has not separated the roles of Chairman of the Board and Chief Executive Officer. While the Board has not appointed a lead independent director, Mr. Fellheimer, Chair of the Compensation Committee, has presided over executive session meetings of independent directors. The Board has reviewed its leadership structure and concluded that its current structure is the appropriate one for the Company at this time. Specifically, our Board believes that Irvin E. Richter is best situated to serve as its chairman because he is very familiar with the Company’s business and the industries it serves and is most capable of effectively identifying the opportunities, risks and challenges the Company faces. Because of his long service to the Company, as both Chief Executive Officer and Chairman, our Board believes that Mr. Richter is in the best position to lead discussions on and execute our operating strategy and develop agendas to ensure our Board is focusing on the issues that are most important to the Company’s long-term growth. Furthermore, the Board believes that its current structure encourages the free and open dialogue of competing views and provides for strong oversight of management. Therefore, we believe that Mr. Richter leading both the Company and the Board is appropriate and in our best interests.

Role of the Board in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas conducted by relevant Board committees that report on their findings to the Board. The oversight responsibility of the Board and the Board committees is facilitated by management reporting processes designed to provide information to the Board concerning the identification, assessment and management of critical risks and management’s risk mitigation strategies and practices. These areas of focus include operational, economic, competitive, financial (including accounting, reporting, credit, liquidity and tax), legal, regulatory, compliance, environmental, political and strategic risks. The full Board (or the appropriate Board committee), in concert with the appropriate management within the Company, reviews management reports to formulate risk identification, risk management and risk mitigation strategies. When a Board committee initially reviews management reports, the Chairman of the relevant Board committee briefs the full Board on the specifics of the matter at the next Board meeting. This process enables the Board to coordinate the risk oversight role, particularly with respect to risks spanning more than one operational area. The Compensation Committee reviews compensation policies to ensure that they do not, among other things, encourage unnecessary or excessive risk-taking.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board, which include guidelines for determining director independence, are published on the Company’s website at www.hillintl.com, in the “Investor Relations” section, and are available in print to any stockholder upon request. That section of the website makes available the Company’s corporate governance materials, including Board committee charters. Those materials are also available in print to any stockholder upon request.

Code of Ethics

All directors, officers and employees of the Company are expected to act ethically at all times and in accordance with the policies comprising Hill’s Code of Ethics which is available on our website at www.hillintl.com, in the “Investor Relations” section, and is available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Code of Ethics by Hill’s chief executive officer, chief financial officer, chief accounting officer or controller, or any amendment to the Code of Ethics must be approved by the Board and must be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC. Hill’s Audit Committee is responsible for applying the Code of Ethics to specific situations in which questions are presented to it and has the authority to interpret the Code of Ethics in any particular situation. If, after investigating any potential breach of the Code of Ethics reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Company’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Communicating Concerns to Directors

The Company encourages all interested persons to communicate any concern that an officer, employee, director or representative of Hill has engaged in illegal, dishonest or fraudulent activity, or has violated Hill’s Code of Ethics. Such persons may report their concerns or other communications including suggestions or comments to the Board in one of the following ways: by mail sent to William H. Dengler, Jr., Corporate Secretary, at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053; by telephone at (866) 352-2792; or by email addressed to hil@openboard.info. All such communications will be referred to Mr. Dengler who will circulate them to the members of the Board, or in the case of potential violations of the Code of Ethics, to the Chairman of the Audit Committee. If the communication is directed to a particular Director, Mr. Dengler will forward the communication to that Director. The Board does not screen stockholder communications.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William J. Doyle, who is a member of our Compensation Committee, was an officer of Hill from 1979 until 1992.

COMMITTEES OF THE BOARD OF DIRECTORS

During 2011, the Board had standing Audit, Compensation and Governance and Nominating Committees. All members of each committee have been determined by the Board of Directors to be “independent” under applicable NYSE rules. In addition, the Board has determined that each member of the Audit Committee meets SEC independence requirements which require that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from Hill or any of its subsidiaries other than their directors’ compensation. The charter of each committee is available on our website at www.hillintl.com, in the “Investor Relations” section.

Audit Committee. During 2011, the Audit Committee consisted of Brian W. Clymer (Chair), Alan S. Fellheimer and Steven M. Kramer. The Board has determined that each member of the Audit Committee is financially literate. The Board has also determined that Brian W. Clymer possesses accounting or related financial management expertise within the meaning of the NYSE listing standards and qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. For additional information regarding Mr. Clymer’s experience and background, see “Item 1 — Election of Directors” above.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by Hill to its stockholders, the SEC and others, (b) monitoring the Company’s financial reporting processes and internal control systems, (c) retaining Hill’s independent auditors, (d) overseeing the Company’s independent auditor and internal auditors and (e) monitoring the Company’s compliance with its ethics policies and with applicable legal and regulatory requirements. The Audit Committee also reviews and approves any transactions between Hill and any related parties. During 2011, the Audit Committee met five times. The report of the Audit Committee is included in this proxy statement.

Compensation Committee. During 2011, the Compensation Committee consisted of Alan S. Fellheimer (Chair), Camille S. Andrews and William J. Doyle. Each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee oversees Hill’s executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval the compensation arrangements for all of the Company’s executive officers. During 2011, the Compensation Committee met three times. The processes of the Compensation Committee are described below in the “Compensation Discussion and Analysis” section of this proxy statement, under the subsection “— Role of the Compensation Committee and Management.”

Governance and Nominating Committee. During 2011, the Governance and Nominating Committee consisted of Camille S. Andrews (Chair), Brian W. Clymer, William J. Doyle and Steven M. Kramer. The Governance and Nominating Committee oversees matters relating to the evaluation and recommendation to the Board of the persons to be nominated for election as directors at any meeting of stockholders, and the persons to be appointed by the Board to fill any vacancy on the Board.

The Governance and Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Although the Company does not have a formal policy with respect to diversity standards, as a matter of practice, the Governance and Nominating Committee considers matters commonly viewed as matters of diversity in the context of the Board as a whole and, in its effort to select a Board that it believes will best serve the interests of the Company and its stockholders, takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

The Governance and Nominating Committee carefully considers all director candidates recommended by our stockholders, and the Governance and Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Governance and Nominating Committee considers many factors including, without limitation, the individual’s experience, character, integrity, demonstrations of judgment and ability, and financial and other special expertise. Any stockholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing by mail to Hill International, Inc., 303 Lippincott Centre, Marlton, NJ 08053, Attn: Chair of Governance and Nominating Committee, together with information regarding the experience, education and general background of the individual and a statement as to why the stockholder believes such individual to be an appropriate candidate for the Board of Directors of Hill. Such recommendation should be provided to Hill no later than 80 days prior to the anniversary of the date of the notice accompanying these proxy materials. During 2011, the Governance and Nominating Committee held one meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our named executive officer compensation program in 2011. Specifically, the CD&A explains how the Compensation Committee and Board of Directors made their compensation decisions for each element of compensation that we pay or award to, or that is earned by, our named executive officers and our policies and decisions with regard to their compensation. For 2011, Hill’s named executive officers were: Irvin E. Richter, Chairman and Chief Executive Officer, John Fanelli III, Senior Vice President and Chief Financial Officer, David L. Richter, President and Chief Operating Officer, Raouf S. Ghali, President, Project Management Group (International), and Frederic Z. Samelian, President, Construction Claims Group. Only independent directors participate in decisions with respect to the compensation of our Chairman and Chief Executive Officer and our President and Chief Operating Officer.

Overview

Historically, Hill’s compensation philosophy has been that we should provide a compensation program for our executive officers that is competitive with the companies we consider our peers for executive employment and compensation purposes and that fosters executive retention in a manner that furthers Hill’s mission of maximizing long-term stockholder value, client relationships, excellent financial performance, quality of service and employee satisfaction. That philosophy has been implemented by placing substantial reliance on the payment of executive salaries at the higher end of the range of compensation received by executives with comparable job responsibilities at our peer companies, as well as through the use of year-end bonuses as appropriate to reward superior performance and long-term incentive compensation elements to incentivize performance designed to lead Hill to success over a longer term.

As we entered 2011, the Compensation Committee took note of continued difficult economic conditions, which began in 2008 and continued to adversely affect the construction industry throughout 2009 and 2010, and the impact of these conditions on our project management and construction claims consulting businesses. As a result, the Compensation Committee sought to compensate our named executive officers in a manner that would enable us to retain them as Hill’s senior management team through the economic downturn, to appropriately recognize their unique experience and skill sets as well as their efforts on behalf of Hill during 2011 consistent with our overall business objectives and to create appropriate incentives for the performance of our businesses in 2012 and beyond. The Compensation Committee paid particular attention to our overall business and financial achievements in 2011 in light of the current global economic downturn particularly affecting the industry sectors we serve as well as political and other factors impacting our businesses. Equally important, the Compensation Committee recognized that Hill’s business and financial achievements have not always been reflected over the near term in the trading prices of our stock. As a result, the Compensation Committee paid particular attention to our executives’ performance in addressing the specific business, economic and political conditions affecting our Company and the markets we serve.

For 2011, the Compensation Committee used various short and long-term performance-based compensation components within the mix of elements comprising the overall compensation packages paid to Hill’s executive officers. The discussion that follows explains the manner in which the Compensation Committee applied these elements to develop the compensation policies and arrangements for our named executive officers.

Compensation Philosophy and Objectives

Performance. The Company’s policy is that the Compensation Committee and the Board consider an executive officer’s performance in determining his or her compensation. In addition, the Compensation Committee and the Board, in their discretion, may reward performance considered by the Compensation Committee to be superior, and may provide short-term incentives to executive officers to reward superior performance in cases where such performance would not otherwise be rewarded by other elements of Hill’s compensation program.

In considering the appropriate manner in which to reward the performance of our named executive officers, our Compensation Committee and Board have established compensation policies implemented through the creation of specific rewards and designed for particular named executive officers. In this regard, in view of the relatively large equity interest in our Company owned by our Chairman and Chief Executive Officer, our Compensation Committee determined to reward performance in a particular year by maintaining the base salary at the higher end of the range for compensation received by executives with comparable job responsibilities at our peer companies in addition to bonus and long-term incentive compensation. For our President and Chief Operating Officer, our Compensation Committee and Board relied to a lesser extent on year-over-year increases in base salary and emphasized bonus and long-term incentive compensation as a percentage of total annual compensation. In addition, the Compensation Committee recognized the intense competition for talented senior executives in the sectors in which we operate and, in rewarding performance, focused closely on the need to retain the services of our other named executive officers who do not own significant equity interests in our Company. With respect to compensation decisions made in 2011, the Compensation Committee recognized that the continuation of the economic downturn placed additional pressure on the Company’s competitors to attract talented personnel, which heightened the need for the Company to set compensation in a manner designed to enable the Company to retain its most able executives even to the extent their ability to achieve superior performance for the Company might be hampered by economic conditions and other factors affecting the industries we serve. As a result, our Compensation Committee established compensation policies that reward performance of these executives primarily by offering year-over-year base salary increases and by using bonus and long-term incentive awards primarily to reward extraordinary performance designed to reflect the overall growth and profitability of the Company as well as in the groups they manage. Measurements of growth and profitability for these purposes were made subjectively by the Compensation Committee with reference to budgets developed by management and approved by the Board of Directors, and without reference to any particular formula used to translate increases in perceived growth or profitability to specific compensation decisions.

For 2011, the Compensation Committee continued to rely to an extent on the use of mathematical formulas in considering whether an individual executive’s performance merited recognition through an award of periodic bonuses. Consistent with the policy established by the Compensation Committee in 2009, the Compensation Committee set formula-based targets for annual bonuses under the Hill International, Inc. 2010 Senior Executive Bonus Plan (the “Bonus Plan”) as components of the total compensation packages received by our Chairman and Chief Executive Officer and our President and Chief Operating Officer for 2011. The Bonus Plan permits the Compensation Committee or the Board to award performance-based bonuses to our senior officers based on the achievement of performance goals established by the Compensation Committee or the Board in a manner designed to enable us to deduct for federal income tax purposes this bonus compensation consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee believes it is of paramount importance to provide appropriate levels of compensation to our senior executives. Accordingly, the Compensation Committee may determine that the amount of a performance-based bonus award under the Bonus Plan is not sufficient to appropriately compensate or incentivize one or more senior executives for their performance with respect to the applicable performance period. In such event, the Compensation Committee may determine to award discretionary bonuses to senior executives, even if we are unable to deduct for federal income tax purposes the amount of the discretionary bonus. For 2011, no bonuses were awarded to our Chairman and Chief Executive Officer or our President and Chief Operating Officer because our Company’s reported diluted earnings per share did not exceed the threshold, established by the Compensation Committee in the first quarter of 2011, for bonus compensation under the Bonus Plan, and the Compensation Committee determined not to award any discretionary bonus compensation for these officers. In connection with their compensation-related recommendations, our Chairman and Chief Executive Officer and our President and Chief Operating Officer did not recommend a bonus for our other named executive officers for 2011, and, consistent with their recommendation, the Compensation Committee determined not to award any bonuses to our other named executive officers for 2011.

Alignment. The Compensation Committee believes that alignment of the compensation of our executive officers with the interests of our stockholders through use of stock-based incentive compensation is one of the core principles of our Company’s compensation philosophy. As a goal, the Compensation Committee seeks to align the compensation of our executive officers with the interests of our stockholders through the use, among other compensation elements, of stock-based incentive compensation. The Compensation Committee expects to continue using stock option and other equity-based compensation elements to establish long-term incentive compensation for our named executive officers in connection with the determination of their total annual compensation in the future.

The Compensation Committee and the Board believe it is important to award a significant portion of the total annual compensation for our Chairman and Chief Executive Officer and our President and Chief Operating Officer in the form of long-term incentive compensation in order to establish a reward for our most senior officers relating to the creation of value for our stockholders over the longer term. Accordingly, for 2011, the Compensation Committee, with input from the Compensation Committee’s compensation consultant, recommended long-term incentive awards with aggregate grant date fair value of $1,175,000, or 97.9% of his base salary, to our Chairman and Chief Executive Officer and $1,175,000, or 146.9% of his base salary, to our President and Chief Operating Officer. In addition, the Compensation Committee recommended long-term incentive awards for our other named executive officers which are shown in detail in the table under “Grants of Plan Based Awards” on page 25.

Retention. As discussed above, we recognize the intense competition for talented senior executives in the sectors in which we operate. Accordingly, retention of our executive officers is one of the core objectives of our compensation philosophy. Historically, the Compensation Committee has sought to attain that objective primarily through the payment of base salaries at the higher end of the range of compensation that may be paid to executives at other companies within our industry. During 2011, the Compensation Committee continued its consideration of how to redesign the named executive officers’ total compensation so that each compensation element may be used to enable our Company to retain the services of our executive officers, consistent with our overall business strategy. As a result of this consideration, for 2011, the Compensation Committee decided to rely increasingly on equity-based long-term incentive awards as well as bonus compensation in a manner designed to enhance the utility of these components as tools to retain our most talented senior executives.

Risk Management Incentive. The Compensation Committee believes that the compensation policies and practices it establishes should be designed with a view to incentivizing executives to achieve short-term and long-term performance goals and objectives established by the Board while managing risks appropriately. The Compensation Committee attempts to provide both short-term and long-term compensation for current performance, as well as to provide incentives to achieve short-term and long-term goals. In designing these elements of compensation, the Compensation Committee seeks to incentivize appropriate levels of risk taking and to deter subjecting the Company to excessive risk.

Based on its understanding, as members of the Company’s Board of Directors, of the elements of risk associated with the Company’s business and the operations of each of its business units, the Compensation Committee does not believe that the Company’s compensation policies and practices subject the Company to undue risk. The Company’s compensation policies and practices, and the elements of its compensation, are relatively consistent across the Company’s business units. In the Compensation Committee’s view, the risk profile for each of the Company’s business units is relatively proportionate to its contribution to the Company’s overall operating results. Other than the Company’s Chairman and Chief Executive Officer and its President and Chief Operating

Officer, no executive officer of the Company has an employment agreement with the Company. Accordingly, the Company’s long-term payment obligation under employment agreements has been limited. In addition, as discussed below under “Elements of Compensation – Base Salary,” while the employment agreements for the Company’s Chairman and Chief Executive Officer and its President and Chief Operating Officer target benchmarks for total compensation at the 75th percentile of the “selected peer group” identified by the Compensation Committee, neither employment agreement provides for any particular level of bonus compensation. Rather, under the terms of these employment agreements, the Compensation Committee has full authority to establish the target levels for annual incentive awards as well as long-term equity-based incentive awards, consistent with the aforementioned benchmark, and to establish the criteria upon the achievement of which the awards may be earned. Accordingly, in the Compensation Committee’s view, the methods used by the Company to compensate and incentivize its employees do not create risks that are reasonably likely to have a material adverse effect on the Company. In addition, while the Board has not adopted a specific policy with regard to the “clawback” of compensation awarded on the basis of improper conduct, the Compensation Committee recognizes that laws applicable to the Company generally require the “clawback” of compensation under circumstances relating to improper or illegal behavior. Accordingly, the Company believes that these laws support the Board’s efforts to manage risk associated with compensation. The Board recognizes that the SEC plans to propose rules relating to compensation “clawback” policies and plans to enact policies to address the final rules that are adopted.

Determining Compensation

General. In setting each element of compensation, the Compensation Committee has historically made qualitative assessments of the contributions made by each named executive officer toward our Company’s achievement of its overall business and financial performance. These assessments have been employed by the Compensation Committee in determining which of the various compensation elements available to it should be included in each named executive officer’s total compensation package, as well as the dollar amount thereof.

Base salaries for our named executive officers are established by the Compensation Committee on an annual basis. When establishing base salaries for named executive officers who do not have employment agreements, the Compensation Committee takes into account the performance of each named executive officer, his role and responsibilities within our Company and the compensation of comparable executives at other publicly traded companies in our peer group. Under the terms of their respective employment agreements described below in “Employment Agreements,” each of our Chairman and Chief Executive Officer and our President and Chief Operating Officer is entitled to receive base salary and an annual long-term equity-based incentive award, which when aggregated with his target bonus, which he will have the opportunity to earn based on the achievement of performance targets established annually by the Compensation Committee, is not less than the 75th percentile of the total base salary, bonus and long-term incentive award earned by executives with comparable positions in our selected peer group companies. Our Compensation Committee believes that using the 75th percentile for comparative purposes reflects the high level of competency of our Company’s senior executive officers.

In establishing the base salaries to which our Chairman and Chief Executive Officer and our President and Chief Operating Officer are entitled under their respective employment agreements, the Compensation Committee considered the total annual compensation of executives at similar levels in the companies included in the selected peer group listed below in “Selected Peer Group.” The allocation between targeted annual incentive awards and long-term equity-based incentive compensation in order to achieve targeted total compensation at the benchmark level of the 75th percentile of the “selected peer group” companies was determined through multiple sessions of direct negotiations between the Compensation Committee and each of our Chairman and Chief Executive Officer and our President and Chief Operating Officer. These negotiations focused on the need to reach agreement on the appropriate level of targeted annual incentive award for each executive, with reference to the prior year’s bonus target for the executive and the Company’s internal budget, approved by the Board of Directors, for 2011, without the use of any formula, weighting or reference to specific factors. The Compensation Committee’s focus on determining the appropriate level of targeted annual incentive award relates primarily to the contingent nature of the incentive in that it is earned only to the extent that the Company achieves established performance levels. The long-term equity-based incentive compensation was determined to essentially equal the difference between the sum of executive’s base salary and targeted annual incentive award, on the one hand, and the benchmarked 75th percentile of the selected peer group with respect to the executive, on the other hand.

For our other named executive officers, as in prior years, for 2011, the Compensation Committee relied to a great extent on the assessments of their performance by our Chairman and Chief Executive Officer and our President and Chief Operating Officer, to whom each of these other named executive officers reports. The Compensation Committee believes that this methodology allows us to account for all of the facts and circumstances of the particular executive officer’s performance and enable us to most effectively reward, motivate, challenge and retain these named executive officers.

In the first quarter of 2011, the Compensation Committee established targeted levels of bonus eligibility under the Bonus Plan for our Chairman and Chief Executive Officer and our President and Chief Operating Officer based on actual earnings per diluted common share reported by our Company for 2011. The Compensation Committee selected this performance criterion for bonus eligibility under the Bonus Plan based on presentations by management to the Board concerning expectations for 2011 operating performance and related discourse among the Board and management during the first quarter of 2011. The Compensation Committee determined that these individuals would be eligible to earn 100% of their respective bonus compensation targets if our Company reported diluted earnings per common share of $0.49 for 2011 which was equal to that achieved in 2010. In addition, the Compensation Committee established levels for diluted earnings per common share, ranging from a base equal to the actual 2010 diluted earnings per common share, below which these individuals would not be eligible for any bonus, to approximately 20% greater than the 2010 diluted earnings per common share, at which these individuals would be entitled to earn 200% of their respective bonus targets. Between the earnings goals and each of these levels, bonus eligibility would have been adjusted on an evenly graduated, sliding-scale. For 2011, our Company reported a loss of $0.16 per common share. Accordingly, these executives were not entitled to any bonus based on the targets set by the Compensation Committee for 2011.

In view of the Company’s performance in 2011, our Chairman and Chief Executive Officer and our President and Chief Operating Officer informed the Compensation Committee that they did not expect any increase in their respective base salaries in 2012 and did not recommend an increase in base salaries for the other named executive officers in 2012. Relying generally on these comments from our Chairman and Chief Executive Office and our President and Chief Operating Officer, the Compensation Committee determined that the base salaries of our named executive officers for 2012 should remain the same as in 2011.

Role of the Compensation Committee and Management. The Compensation Committee reviews all of our Company’s compensation and benefit programs. As part of its review of these programs, the Compensation Committee evaluates the competitiveness of compensation and benefits packages offered to our named executive officers and other executive officers. In addition, the Compensation Committee reviews and approves our corporate incentives, goals and performance objectives as well as the incentives, goals and performance objectives we establish for individuals under our Company’s compensation and benefit programs. The Compensation Committee evaluates the level of achievement of the corporate incentives, goals and performance objectives set for individuals and, based on the level of achievement, approves any awards dependent on these criteria under our Company’s compensation and benefit programs.

Consistent with prior years, as part of the executive compensation decisions made in 2011, our Chairman and Chief Executive Officer and our President and Chief Operating Officer made recommendations to the Compensation Committee regarding the levels and elements of compensation for the named executive officers, other than themselves, as well as for other executive officers of Hill. The Compensation Committee also received a compensation analysis regarding Hill’s senior executive officers, including our named executive officers, from its compensation consultant, Pay Governance LLC, an executive compensation advisory firm. After considering the analysis prepared by Pay Governance LLC and the recommendations of our Chairman and Chief Executive

Officer and our President and Chief Operating Officer, the Compensation Committee determined its recommendations to the Board for the Board’s approval of the compensation elements and levels for the Chairman and Chief Executive Officer and the President and Chief Operating Officer, as well as for the other named executive officers. In determining its recommendations to the Board, the Compensation Committee relied considerably on assessments by our Chairman and Chief Executive Officer and our President and Chief Operating Officer of the performance and contribution of the other named executive officers and utilized the advice of Pay Governance LLC primarily as an effective “market check” designed to assure that compensation for the other named executive officers would be appropriate in view of other compensation packages that may be offered by the Company’s peers and other prospective employers of these executives.

Selected Peer Group. In 2010, the Compensation Committee identified our peer group and our “selected peer group” companies for compensation bench-marking purposes. The selected peer group includes CRA International, Inc., Diamond Management & Technology Consultants, Inc. (which was acquired by PricewaterhouseCoopers LLP in November 2010), Exponent, Inc., Huron Consulting Group Inc. and Navigant Consulting, Inc.

Noting that the public companies with which we compete for project management business tend to be significantly larger than Hill, the Compensation Committee concluded that those direct competitors would not be an appropriate group to use for purposes of analyzing the compensation paid to our Chairman and Chief Executive Officer and our President and Chief Operating Officer. Accordingly, the companies identified above provide services in consulting or other fields that are similar to the services we provide and were selected by the Compensation Committee on the basis of their size relative to us, and the presence within those companies and us of similar business model, cultural and philosophical elements. In addition, we recognize the companies in this group as those publicly traded companies with whom we compete most aggressively for talented executives. Accordingly, we refer to these companies as our “selected peer group” companies. In terms of size measured by total annual revenues during the fiscal year ended most recently at or before the end of Hill’s 2011 fiscal year, the companies within the selected peer group ranged between $210 million and $707 million.

Equity Grant Practices. The exercise price of each stock option granted to the named executive officers, as well as to our other named executive officers, was not less than the closing price of our common stock on the date of grant. Typically, the Board awards long-term equity-based incentives to our Chairman and Chief Executive Officer and our President and Chief Operating Officer annually and other executive officers, including the other named executive officers, in two-year cycles. In this regard, in February 2011, we awarded stock options to all of our executive officers, including the named executive officers. The Compensation Committee expects to consider expanding the use of stock options and other equity-based awards in the future.

We have not in the past and do not intend in the future to coordinate our grants of stock options with the release of material non-public information. We have not, as of the date of this proxy statement, adopted a policy covering compensatory equity grants. We also do not have a policy on the re-pricing of our stock options, but we have not previously re-priced any of our options. The equity compensation plan we use for awards to our named executive officers and other employees prohibits the repricing of options without stockholder approval.

Elements of Compensation

Base Salary. The Compensation Committee aims to establish the base salary for each named executive officer at a level that is reflective of the level of responsibility assumed by that officer. For our Chairman and Chief Executive Officer and our President and Chief Operating Officer, total annual compensation is targeted at the 75th percentile of executive officers serving in comparable capacities with the companies included in our selected peer group. The Compensation Committee selected the 75th percentile as the benchmark for compensation of our two most senior executive officers as a result of their demonstrated leadership of our Company’s efforts to establish and expand relationships key to our revenue growth and profitability, coupled with the Compensation Committee’s view that these individuals are among the top executive talent in our industry and should be compensated accordingly. In view of the significant stock ownership in our Company by our Chairman and Chief

Executive Officer and our President and Chief Operating Officer, the Compensation Committee historically has leaned more heavily on base salary than on equity-based compensation for these individuals. Accordingly, the base salaries of our Chairman and Chief Executive Officer and our President and Chief Operating Officer tend to be higher than those of comparably titled executives at companies in our selected peer group to reflect generally lower reliance by the Company on bonus and equity-based compensation elements. Equally relevant, the Compensation Committee recognizes that during the time it was a privately owned business, our Company typically did not award any bonus compensation or equity-based incentives to these individuals and, instead, concentrated compensation in the form of base salary. Since our Company’s business became publicly owned, the Compensation Committee has sought to transition compensation practices to methods more commonly used by publicly traded companies, but has sought doing so without reducing the base salaries of our executive officers, including our Chairman and Chief Executive Officer, our President and Chief Operating Officer and our other named executive officers.

The base salaries for our named executive officers are targeted at the higher end of our selected peer group and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance, and internal Company issues. The Compensation Committee reviews each executive officer’s base salary on an annual basis. During 2011, Hill’s Chairman and Chief Executive Officer and its President and Chief Operating Officer were paid base salaries of $1,200,000 and $800,000, respectively. Based upon 2010 reported numbers, our compensation consultant projected the base salaries paid to the chief executive officers within the selected peer group of companies in 2011 would range between $500,000 and $850,000 and the base salaries paid to the chief operating officers within the selected peer group of companies would range between $425,000 and $750,000. For the reasons discussed above, the base salary levels for our Chairman and Chief Executive Officer and our President and Chief Operating Officer, relative to comparably titled executives at companies in our selected peer group, reflect our generally greater relative reliance on base salaries and lower relative reliance on bonus and equity-based compensation elements for these executives. As explained above, consistent with prior years, in making executive compensation decisions for 2011, the Compensation Committee utilized recommendations of our Chairman and Chief Executive Officer and our President and Chief Operating Officer regarding the levels and elements of compensation for the named executive officers, other than themselves, as well as for other executive officers of Hill.

In considering the relevance of base salaries paid to chief executive officers and chief operating officers by the selected peer group of companies, the Compensation Committee also noted that factors, such as differing levels of responsibility, individual performance, business segment performance and internal Company issues, supported the need for adjustments of base salary from benchmarks within the selected peer group in determining compensation for our Chairman and Chief Executive Officer and our President and Chief Operating Officer. The Compensation Committee also recognized the adeptness of the Company’s senior executives in addressing internal Company issues by executing these adjustments, which were significant to many members of the Company’s personnel, in a manner that allowed the Company’s employees to maintain a high level of morale. Based on these factors, the Compensation Committee determined that the adjustments relative to the selected peer group benchmarks for base salaries for the Company’s Chairman and Chief Executive Officer and its President and Chief Operating Officer were appropriate and warranted.

The table below sets forth the base salary for each of our named executive officers for 2010 and 2011, together with the percentage change from year-to-year.

	Base Salary
Name	2010	2011	Percentage
Irvin E. Richter	$1,300,000	$1,200,000	(7.7)%
Chairman and Chief Executive Officer

John Fanelli III	330,000	350,000	6.1%
Senior Vice President and Chief Financial Officer

David L. Richter	725,000	800,000	10.3%
President and Chief Operating Officer

Raouf S. Ghali	700,000	750,000	7.1%
President, Project Management Group (International)

Frederic Z. Samelian	500,000	615,000	23.0%
President, Construction Claims Group

The modest decrease for our Chairman and Chief Executive Officer relates to the desire of the Compensation Committee to rely more heavily on other elements of compensation that would be tax deductible, while continuing to appropriately reward his strong leadership role and performance in the face of significant challenges resulting from the global economic downturn. The higher percentage increase for the President and Chief Operating Officer reflect the Compensation Committee’s view of his high level of responsibility over the Company and its overall revenue as well as his individual performance in a challenging business climate affecting the industry we serve. The percentage increase for our Senior Vice President and Chief Financial Officer reflects his important contributions to the Company in a key role. The percentage increase for our President of our Project Management Group (International) reflects the Compensation Committee’s view of his level of responsibility over a group that contributed significantly to our overall revenue and profitability. The relatively higher percentage increase for the President of our Construction Claims Group reflect the Compensation Committee’s view of his level of responsibility over an important group and to more closely align his compensation with other executives at a comparable level of responsibility within his group and in the Company.

Annual Incentive Awards. The Compensation Committee and the Board, in their discretion, may establish annual incentives from time to time. Our objective in providing annual incentives is to reward short-term performance that has exceeded specific expectations in circumstances where no other element of our compensation program would otherwise reward such performance without incentivizing inappropriate risk-taking or otherwise deterring achievement of our long-term goals and initiatives. As stated above, as a result of the Company’s reported diluted earnings per share for 2011, our Chairman and Chief Executive Officer and our President and Chief Operating Officer were not entitled to receive any bonus under the Bonus Plan for 2011. In connection with their compensation-related recommendations, our Chairman and Chief Executive Officer and our President and Chief Operating Officer did not recommend a bonus for our other named executive officers for 2011, and, consistent with their recommendation, the Compensation Committee determined not to award any bonuses to our other named executive officers for 2011.

Long-Term Equity-Based Incentive Compensation. From time to time, the Compensation Committee and the Board, in their discretion, may award long-term equity-based compensation to our executive officers, including our named executive officers. In determining the terms and amounts of any of these awards, the Compensation Committee seeks primarily to motivate successful multi-year operational and financial performance of our Company, to encourage long-term accountability of the individuals to whom the awards are made and to further reinforce the linkage between executive performance and creation of stockholder value.

For 2011, the Compensation Committee recommended, and the Board approved, certain stock option awards for our named executive officers. The awards are shown in detail in the table under “Grants of Plan Based Awards” on page 25. The awards for our Chairman and Chief Executive Officer and our President and Chief Operating Officer were based on the Compensation Committee’s determination, with input from the Compensation Committee’s compensation consultant, that these awards reflected the appropriate level of long-term equity based incentive for those individuals. In making this determination, the Compensation Committee did not make reference to any specific criteria. In determining the awards for our other named executive officers, the Compensation Committee relied upon recommendations from our Chairman and Chief Executive Officer and our President and Chief Operating Officer.

Total long-term compensation for the chief executive officers and the chief operating officers of the selected peer group of companies ranged between $89,000 and $2,400,000 and between $71,000 and $2,528,000, respectively.

The table below sets forth the awards of long-term equity-based incentive compensation for each of our named executive officers for 2011, together with the aggregate grant date fair value of their respective awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and the grant date fair value of the award as a percentage of his base salary for 2011.

	Long-Term Equity Based Incentive Compensation Awards
Name	Number of Shares Underlying Stock Options	Number of Restricted Shares	Aggregate Grant Date Fair Value of Awards	Percentage of Base Salary
Irvin E. Richter	453,668	—	$1,175,000	97.9%
Chairman and Chief Executive Officer

John Fanelli III	10,000	—	27,000	7.7
Senior Vice President and Chief Financial Officer

David L. Richter	453,668	—	1,175,000	146.9%
President and Chief Operating Officer

Raouf S. Ghali	50,000	—	135,000	18.0
President, Project Management Group (International)

Frederic Z. Samelian	25,000	—	67,500	11.0
President, Construction Claims Group

For 2011, the Compensation Committee recommended long-term incentive awards with aggregate grant date fair value of $1,175,000, or 97.9% of his base salary, to our Chairman and Chief Executive Officer was and $1,175,000, or 146.9% of his base salary, to our President and Chief Operating Officer. Also, upon recommendations from our Chairman and Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee recommended certain long-term incentive compensation for the other named executive officers. The Compensation Committee recommended these awards to the Board to further incentivize these executives and reward these executives for performance that creates additional stockholder value over the long-term.

Other Compensation. The forms of other compensation that are provided to our named executive officers are generally available to all employees of Hill on a non-discriminatory basis. These elements of compensation include, without limitation, benefits packages typical for companies of our size and the option to be paid in cash for vacation, sick days and/or personal days not taken. In addition, under the terms of his employment agreement, our Chairman and Chief Executive Officer is entitled to receive, among other things, two automobiles for his use and payment of specified premiums for insurance on his life. The employment agreement with our President and Chief Operating Officer entitles him to receive, among other things, two automobiles for his use.

Employment Agreements

Irvin E. Richter, Hill’s Chairman and Chief Executive Officer, and David L. Richter, Hill’s President and Chief Operating Officer, are each a party to an employment agreement with the Company which is for a term expiring on December 31, 2014. These agreements provide that, in the event of the termination of either executive’s employment by the Company without cause (as defined in each employment agreement), the Company will pay the executive a lump sum equal to three years’ base salary and the executive will be entitled to the continuation of certain benefits for the three-year period following termination, the immediate vesting of all stock options, stock awards or other stock-based compensation as well as other elements of compensation referenced above in “Elements of Compensation – Other Compensation.” Each agreement also entitles the executive to the same compensation and benefits if the executive terminates the agreement for “good reason” or following a “change in control” of our Company (as each of these terms is defined in the respective employment agreement).

In addition, Irvin E. Richter’s employment agreement accords him the opportunity to terminate his role as our Chief Executive Officer and elect to serve as a consultant to our Company. During the period in which he serves as a consultant to our Company, Mr. Richter’s compensation will be reduced to 25% of his total compensation in effect at the time he elects such consultancy. The consultancy election is designed to afford us the opportunity to continue to benefit from Mr. Richter’s service while permitting him to reduce substantially the time he devotes to the service of our Company.

Compensation for Non-Employee Directors in 2011

Non-employee directors’ compensation is set by the Board at the recommendation of the Compensation Committee. For 2011, the Compensation Committee recommended and the Board approved a compensation and benefit program for non-employee Directors. In developing its recommendations, the Compensation Committee was guided by the following goals: compensation should fairly pay Directors for work required in order to serve on the Board and compensation should align non-employee Directors’ interests with the long-term interests of stockholders. For 2011, the Compensation Committee and the Board approved an annual compensation package for each non-employee Director consisting of: (i) a $100,000 director’s fee payable in cash, (ii) a grant of stock options, made at the meeting of our Board of Directors following our annual meeting of stockholders, valued at $30,000 on the grant date, based on a Black-Scholes model, with an exercise price equal to the closing price per share of our common stock on the date of grant and exercisable over a five-year period, and (iii) an award on the same date of shares of our common stock valued at $30,000 based on the closing price per share of our common stock on the date of the award. In addition, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee each receive an annual committee chairman’s fee of $5,000 payable in cash, and the Chairman of the Audit Committee receives an annual committee chairman’s fee of $10,000 payable in cash.

Share Ownership Guidelines

We have adopted a policy with respect to the ownership of our common stock by the members of our Board of Directors. Under our policy, each director is required to own at least 10,000 shares of our common stock. Each person is responsible to comply with the policy within two years after becoming subject to it. We do not have a policy with respect to the ownership of our common stock by our executive officers.

Tax Deductibility of Compensation

We currently do not have a policy with respect to compliance with the limitations imposed by Section 162(m) of the Code, which imposes a $1,000,000 limit on the amount that a public company may deduct as an expense for compensation paid to our named executive officers.

However, the Bonus Plan approved by stockholders in 2010 is designed to preserve the tax deductibility of cash incentive awards to executive officers under Section 162(m) of the Code. As mentioned above, Section 162(m) generally limits to $1,000,000 per year the deductibility, for federal income tax purposes, of cash compensation to any individual who, as of the end of the year, is one of our named executive officers. This limitation does not apply to compensation that is deemed to be “qualified performance-based” within the meaning of Section 162(m). Therefore, if compensation qualifies as “qualified performance-based” for purposes of Section 162(m), we will be permitted to deduct it for federal income tax purposes. The provisions of Section 162(m) require, among other things, that the material terms of compensation plans such as our bonus award plans must be approved by a company’s stockholders every five years in order for compensation awarded under such plan to qualify as “qualified performance-based.” For additional information relating to the Compensation Committee’s use of the Bonus Plan and, potentially, the award of other bonus compensation, see “Compensation Philosophy and Objectives – Performance.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with Hill’s management. Based on this review and discussions with management, the Committee recommended to Hill’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent Directors, who comprise the Committee:

Alan S. Fellheimer (Chairman)

Camille S. Andrews

William J. Doyle

Steven M. Kramer

EXECUTIVE OFFICERS

Hill’s Executive Officers are as follows:

Name	Age	Position
Irvin E. Richter	67	Chairman and Chief Executive Officer
David L. Richter	45	President and Chief Operating Officer
Thomas J. Spearing III	45	President, Project Management Group (Americas)
Raouf S. Ghali	50	President, Project Management Group (International)
Frederic Z. Samelian	65	President, Construction Claims Group
John Fanelli III	57	Senior Vice President and Chief Financial Officer
Ronald F. Emma	60	Senior Vice President and Chief Accounting Officer
William H. Dengler, Jr.	45	Senior Vice President and General Counsel
Catherine H. Emma	52	Senior Vice President and Chief Administrative Officer
Michael J. Petrisko	46	Senior Vice President and Chief Information Officer

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also Directors follows:

THOMAS J. SPEARING III has been President of our Project Management Group (Americas) since April 2009. Before that, he was Hill’s Senior Vice President and Chief Strategy Officer from September 2007 to March 2009. Prior to joining Hill, Mr. Spearing worked for more than ten years with STV Group, Inc., a provider of engineering, architectural and construction management services, most recently as Principal-in-Charge of its western region. Before that, Mr. Spearing was a Vice President of Business Development with Hill. Mr. Spearing earned his B.B.A. in computer and information science from Temple University, his B.S. in construction management and his B.S. in civil engineering from Spring Garden College, and his M.S. in management from Rosemont College. He is an active member of the CMAA, the American Public Transportation Association, the Women’s Transportation Seminar, the New Jersey Business & Industry Association, Trustee and Transportation Co-Chair of the Southern New Jersey Development Council, and founding Co-Chair of the Pen Trans Board of Directors, among others.

RAOUF S. GHALI has been President of our Project Management Group (International) since January 2005. Before that, he was our Senior Vice President in charge of project management operations in Europe and the Middle East from June 2001 to December 2004. Before that, Mr. Ghali was a Vice President with us from 1993 to 2001. Prior to joining us, he worked for Walt Disney Imagineering from 1988 to 1993. Mr. Ghali has a B.S. degree in business administration and economics and an M.S. in business organizational management from the University of LaVerne.

FREDERIC Z. SAMELIAN has been President of our Construction Claims Group since January 2005. Before that, he was a Senior Vice President with us from March 2003 until December 2004. Before that, Mr. Samelian was President of Conex International, Inc., a construction dispute resolution firm, from March 2002 to March 2003 and from April 2000 to February 2001, an Executive Director with Greyhawk North America, Inc., a construction management and consulting firm from March 2001 to February 2002, and a Director with PricewaterhouseCoopers LLP from September 1998 to March 2000. Before that, he had worked for us from 1983 to 1998. He served as our President and Chief Operating Officer from 1996 to 1998. Mr. Samelian has a B.A. in international affairs from George Washington University and an M.B.A. from Southern Illinois University at Edwardsville. He is a Project Management Professional certified by the Project Management Institute and he is a licensed General Building Contractor in California and Nevada.

JOHN FANELLI III has been Senior Vice President and Chief Financial Officer since September 2006. Before that, Mr. Fanelli was Vice President and Chief Accounting Officer of CDI Corp. from June 2005 until June 2006, and he was the Vice President and Corporate Controller of CDI Corporation (a subsidiary of CDI Corp.) from

October 2003 until June 2006. CDI Corp. is a New York Stock Exchange-listed professional services and outsourcing firm based in Philadelphia with expertise in engineering, technical services and information technology. From February 2003 until October 2003, Mr. Fanelli was a financial consultant to Berwind Corporation, an investment management company based in Philadelphia which owns a diversified portfolio of manufacturing and service businesses and real estate. Before that, Mr. Fanelli was employed for 18 years by Hunt Corporation, then a New York Stock Exchange-listed manufacturer and marketer of office products. At Hunt, he served as Vice President and Chief Accounting Officer from 1995 until February 2003, and before that as Director of Budgeting, Financial Analysis and Control, from 1985 to 1995. Before that, for eight years Mr. Fanelli was employed with Coopers & Lybrand in various accounting and auditing positions. Mr. Fanelli earned his B.S. in accounting from LaSalle University, and he is a Certified Public Accountant in Pennsylvania.

RONALD F. EMMA has been Senior Vice President and Chief Accounting Officer since January 2007. Mr. Emma had been Hill’s Senior Vice President of Finance from August 1999 to January 2007. Before that, he was Hill’s Vice President of Finance since 1979. Before joining Hill, he was Assistant Controller of General Energy Resources, Inc., a mechanical contracting firm, and prior to that was a Staff Accountant with the accounting firm of Haskins & Sells. Mr. Emma has a B.S. in accounting from St. Joseph’s University and he is a Certified Public Accountant in New Jersey.

WILLIAM H. DENGLER, JR. has been Senior Vice President and General Counsel since March 2007. Mr. Dengler was previously Vice President and General Counsel from January 2002 to March 2007, and Corporate Counsel from April 2001 to December 2001. Mr. Dengler also serves as corporate secretary to Hill and its subsidiaries. Prior to joining Hill, Mr. Dengler served as Assistant Counsel to former New Jersey Governors Donald DiFrancesco and Christine Todd Whitman from September 1999 to April 2001. Mr. Dengler earned his B.A. in political science from Western Maryland College and his J.D. from Rutgers University School of Law at Camden. He is licensed to practice law in New Jersey, as well as before the U.S. Court of Appeals for the Third Circuit and the U.S. Supreme Court.

CATHERINE H. EMMA has been Senior Vice President and Chief Administrative Officer since January 2007. Ms. Emma had been Vice President and Chief Administrative Officer from August 2005 to January 2007. Before that, she served as Hill’s Vice President of Human Resources and Administration. Ms. Emma has been with Hill since 1982. She is certified by the Society for Human Resource Management as a Professional in Human Resources (PHR) and has held professional memberships with Tri-State Human Resources, the Society for Human Resource Management and the BNA Human Resources Personnel Policies Forum. Ms. Emma is the wife of Ronald F. Emma.

MICHAEL J. PETRISKO has been Senior Vice President and Chief Information Officer since January 2009. Before that, he was our Vice President and Chief Information Officer from May 2007 to December 2008. Before that, Mr. Petrisko was Director of Global IT Operations for AECOM Technology Corp., a global architecture, engineering and construction management firm, from September 2005 to May 2007 and Vice President and Chief Information Officer for DMJM Harris, Inc., an AECOM subsidiary, from January 2002 to September 2005. Before that, he was Director of Technical Services for Foster Wheeler Corp., an engineering and construction services firm, from April 1999 to January 2002. Mr. Petrisko studied management information technology at Thomas Edison State College and he is a member of the New Jersey Society of Information Management.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table contains summary information concerning the annual compensation for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Irvin E. Richter Chairman and Chief Executive Officer	2011	1,200,000	—	—	1,175,000	252,392	2,627,396
	2010	1,300,000	—	—	666,773	255,429	2,222,202
	2009	1,250,000	650,000	—	177,750	153,842	2,231,592

John Fanelli III Senior VP and Chief Financial Officer	2011	350,000	—	—	27,000	15,921	392,921
	2010	330,000	—	—	—	13,350	343,350
	2009	315,000	—	—	21,393	10,890	347,283

David L. Richter President and Chief Operating Officer	2011	800,000	—	—	1,175,000	69,746	2,044,746
	2010	725,000	—	—	690,276	83,837	1,499,113
	2009	675,000	625,000	—	160,445	54,623	1,515,068

Raouf S. Ghali President, Project Management Group (International)	2011	750,000	—	—	135,000	35,228	920,228
	2010	700,000	100,000	—	—	33,655	833,655
	2009	650,000	150,000	—	106,963	32,406	939,369

Frederic Z. Samelian President, Construction Claims Group	2011	615,000	—	—	67,500	32,457	714,957
	2010	500,000	50,000	—	—	26,160	576,160
	2009	485,000	25,000	—	53,482	28,163	591,645

(1)	The amounts reported in these columns reflect the aggregate grant date fair value of stock awards and grants of stock options calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. The amounts in these columns do not reflect compensation actually received by the named executive officer. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for options, upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the named executive officer will correspond to the amount shown.

(2)	The Black-Scholes option valuation model is used to estimate the fair value of the options in accordance with ASC 718. For a discussion of the assumptions used, see Note 12 to the Company’s consolidated financial statements for 2011 contained in the Form 10-K filed with the SEC on March 12, 2012.

(3)	Hill provides its named executive officers with additional benefits, reflected in the table below for 2011, that Hill believes are reasonable, competitive and consistent with the Company’s overall executive compensation program.

Name	Life Insurance ($)	Vehicle ($)	Unused Vacation ($)	Medical and Disability ($)	401(k) Match ($)	Total Other Compensation ($)
Irvin E. Richter	168,709	36,024	23,068	17,245	7,350	252,396
John Fanelli III	960	—	2,691	4,920	7,350	15,921
David L. Richter	960	44,149	—	17,287	7,350	69,746
Raouf S. Ghali	960	—	14,416	12,502	7,350	35,228
Frederic Z. Samelian	960	—	11,822	12,325	7,350	32,457

The percentage of the “Total” column represented by each named executive officer’s salary and bonus for each year is as follows:

Name	2009 Salary and Bonus as a % of Total Compensation	2010 Salary and Bonus as a % of Total Compensation	2011 Salary and Bonus as a % of Total Compensation
Irvin E. Richter	85.1%	58.5%	45.7%
John Fanelli III	90.7%	96.1%	89.1%
David L. Richter	85.8%	48.4%	39.1%
Raouf S. Ghali	85.2%	96.0%	81.5%
Frederic Z. Samelian	86.2%	95.5%	86.0%

Grants of Plan-Based Awards

The following table presents information about equity-based awards made to our named executive officers in 2011. The Company did not make any stock awards in 2011.

Name	Grant Date	All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options (#)(1)	Exercise or base price of option awards ($/Sh)		Grant date fair value of stock and option awards ($)(3)
Irvin E. Richter	1/26/11	—	453,668	7.32	(2)	1,175,000
John Fanelli III	6/3/11	—	10,000	6.31		27,000
David L. Richter	1/26/11	—	453,668	7.32	(2)	1,175,000
Raouf S. Ghali	6/3/11	—	50,000	6.31		135,000
Frederic Z. Samelian	6/3/11	—	25,000	6.31		67,500

(1)	Represents options issued under the 2006 Employee Stock Option Plan. Information regarding the vesting schedules and expiration of these options is included in the “Outstanding Equity Awards at Fiscal Year-End” table and the footnotes thereto. Options will vest on an accelerated basis upon the executive’s termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards is included under the heading “Potential Payments upon Termination or Change in Control.”

(2)	The exercise price of these options is 110% of the fair market value of the Company’s common stock on the date of the grant because the named executive officer’s beneficial ownership of the Company’s common stock exceeded 10% on the grant date. The 2006 Employee Stock Option Plan requires that the grant of incentive stock options to a stockholder whose ownership of the Company exceeds 10% at the time of the grant be made at an exercise price equal to 110% of the fair market value of the Company’s common stock on the date of the grant.

(3)	See footnotes 1 and 2 to the Summary Compensation Table regarding calculation of these amounts.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)		Market value or units of stock that have not vested ($)
Irvin E. Richter	100,000	100,000	(1)	2.70	(2)	3/9/2014
	80,000	240,000	(3)	6.41	(2)	3/31/2015
	—	453,668	(4)	7.32	(2)	1/26/2016
John Fanelli III	50,000	—	(5)	7.67		2/28/2014
	8,000	12,000	(6)	2.45		3/9/2016
	—	10,000	(7)	6.31		6/3/2018
David L. Richter	60,000	90,000	(6)	2.45		3/9/2016
	53,000	212,000	(8)	5.83		3/31/2017
	—	453,668	(4)	7.32	(2)	1/26/2016
							10,000	(9)	51,400	(10)
Raouf S. Ghali	20,000	5,000	(5)	7.67		2/28/2014
	40,000	60,000	(6)	2.45		3/9/2016
	—	50,000	(7)	6.31		6/3/2018
							5,000	(9)	25,700	(10)
Frederic Z. Samelian	20,000	5,000	(5)	7.67		2/28/2014
	20,000	30,000	(6)	2.45		3/9/2016
	—	25,000	(7)	6.31		6/3/2018
							5,000	(9)	25,700	(10)

(1)	These options were granted on March 9, 2009 and vest at the rate of 25% per year, with vesting dates of March 9, 2010, 2011, 2012 and 2013.

(2)	The exercise price of these options is 110% of the fair market value of the Company’s common stock on the date of the grant because the named executive officer’s beneficial ownership of the Company’s common stock exceeded 10% on the grant date. The 2006 Employee Stock Option Plan requires that the grant of incentive stock options to a stockholder whose ownership of the Company exceeds 10% at the time of the grant be made at an exercise price equal to 110% of the fair market value of the Company’s common stock on the date of the grant.

(3)	These options were granted on March 31, 2010 and vest at the rate of 25% per year with vesting dates of March 31, 2011, 2012, 2013 and 2014.

(4)	These options were granted on January 26, 2011 and vest at the rate of 25% per year with vesting dates of January 26, 2012, 2013, 2014 and 2015.

(5)	These options were granted on February 28, 2007 and vest at the rate of 20% per year, with vesting dates of February 28, 2008, 2009, 2010, 2011 and 2012.

(6)	These options were granted on March 9, 2009 and vest at the rate of 20% per year, with vesting dates of March 9, 2010, 2011, 2012, 2013 and 2014.

(7)	These options were granted on June 3, 2011 and vest at the rate of 20% per year with vesting dates of June 3, 2012, 2013, 2014, 2015 and 2016.

(8)	These options were granted on March 31, 2010 and vest at the rate of 20% per year, with vesting dates of March 31, 2011, 2012, 2013, 2014 and 2015.

(9)	The restricted stock grant vests at the rate of 20% per year, with vesting dates of February 28, 2008, 2009, 2010, 2011 and 2012.

(10)	Calculations based upon the closing price ($5.14) of the Company’s common stock on December 31, 2011.

Option Exercises and Stock Vested

The information provided in the following table reflects the vesting of restricted stock during 2011 for each of our named executive officers. None of the named executive officers exercised any stock options during 2011.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Irvin E. Richter	—	—	—	$—
John Fanelli III	—	—	—	—
David L. Richter	—	—	10,000	53,000
Raouf S. Ghali	—	—	5,000	26,500
Frederic Z. Samelian	—	—	5,000	26,500

(1)	The value realized on vesting is based on the closing price ($5.30) of Hill’s common stock on February 28, 2011, the date of vesting.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers in the event of a termination of employment and/or a change in control of the Company. The potential amount of compensation payable to each named executive officer in each situation is set forth in the tables below. The amounts shown in the tables assume that termination of the named executive officer and/or a change in control occurred on December 31, 2011 and are based on the closing price per share of Hill common stock on that date of $5.14. The actual amounts to be paid will depend on the circumstances and time of the termination or change in control. Please see “Compensation Discussion and Analysis – Employment Agreements” for a description of the material terms of the employment agreements we have entered into with our Chairman and Chief Executive Officer and President and Chief Operating Officer. In addition, the Company has change in control arrangements with the President, Project Management Group (International) and President, Construction Claims Group.

Irvin E. Richter

Payments and Benefits	Death		By Company Without Cause		By Executive for Good Reason		By Executive Within Two Years Following a Change in Control
Cash payment	$300,000	(1)	$3,600,000	(2)	$3,600,000	(2)	$3,600,000	(2)
Cost of continued benefits of employment accorded to Company employees	—		51,735	(3)	51,735	(3)	51,735	(3)
Automobile expenses	—		108,072	(4)	108,072	(4)	108,072	(4)
Reimbursement for life insurance premiums	—		506,127	(5)	506,127	(5)	506,127	(5)
Vesting of stock options	—		244,000	(6)	—		—

(1)	Upon Irvin E. Richter’s death, the Company shall continue to pay to his surviving spouse, if any, his then base salary, for a period of ninety days. On December 31, 2011, Mr. Richter’s base salary was $1,200,000.

(2)	The Company is required to make this cash payment to Mr. Richter within thirty days after the effective date of such termination in an amount equal to three years of his then base salary if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company. On December 31, 2011, his base salary was $1,200,000.

(3)	Mr. Richter is entitled to all benefits of employment provided to other employees of the Company in comparable positions for a period of three years.

(4)	The Company is required to continue to provide Mr. Richter with two Company vehicles appropriate to his position and pay all insurance, fuel, maintenance and operating expenses of such vehicles for a period of three years if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(5)	The Company is required to continue to reimburse Mr. Richter for life insurance premiums for the three-year period if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(6)	Mr. Richter’s stock options immediately vest if the Company terminates him without cause. As of December 31, 2011, Mr. Richter had unvested stock options to purchase 100,000 shares of the Company’s common stock at an exercise price of $2.70 per share, 240,000 shares at $6.41 per share and 453,668 shares at $7.32 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $5.14, the closing price of the Company’s common stock on December 31, 2011. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company’s stock on December 31, 2011.

David L. Richter

Payments and Benefits	Death		By Company Without Cause		By Executive for Good Reason		By Executive Within Two Years Following a Change in Control
Cash payment	$200,000	(1)	$2,400,000	(2)	$2,400,000	(2)	$2,400,000	(2)
Cost of continued benefits of employment accorded to Company employees	—		51,861	(3)	51,861	(3)	51,861	(3)
Automobile expenses	—		132,447	(4)	132,447	(4)	132,447	(4)
Vesting of stock options	—		242,100	(5)	—		—
Vesting of restricted stock	—		51,400	(6)	—		—

(1)	Upon David L. Richter’s death, the Company shall continue to pay to his surviving spouse, if any, his then base salary, for a period of ninety days. On December 31, 2011, Mr. Richter’s base salary was $800,000.

(2)	The Company is required to make this cash payment to Mr. Richter within thirty days after the effective date of such termination in an amount equal to three years of his then base salary if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company. On December 31, 2011, his base salary was $800,000.

(3)	Mr. Richter is entitled to all benefits of employment provided to other employees of the Company in comparable positions for a period of three years.

(4)

The Company is required to continue to provide Mr. Richter with two Company vehicles appropriate to his position and pay all insurance, fuel, maintenance and operating expenses of such vehicles for a period of three years if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(5)	Mr. Richter’s stock options immediately vest if the Company terminates him without cause. As of December 31, 2011, Mr. Richter had unvested stock options to purchase 90,000 shares of the Company’s common stock at an exercise price of $2.45 per share, 212,000 shares at an exercise price of $5.83 per share and 453,668 shares at an exercise price of $7.32. This amount represents the intrinsic value of the award based on the difference between the exercise price and $5.14, the closing price of the Company’s common stock on December 31, 2011. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company’s stock on December 31, 2011.

(6)	Mr. Richter’s restricted stock vests immediately if the Company terminates him without cause. As of December 31, 2011, Mr. Richter had 10,000 shares of unvested restricted stock. The amount represents the intrinsic value of those shares at $5.14 per share, the closing price of the Company’s common stock on December 31, 2011.

Raouf S. Ghali

Payments and Benefits	For Involuntary Termination Within One Year Following a Change in Control
Cash payment	$750,000	(1)
Vesting of stock options	161,400	(2)
Vesting of restricted stock	25,700	(3)

(1)	The Company is required to make this cash payment to Mr. Ghali at the effective date of such termination in an amount equal to his then base salary. On December 31, 2011, his base salary was 750,000.

(2)	Mr. Ghali’s stock options immediately vest if he is involuntarily terminated within one year following a change of control. As of December 31, 2011, Mr. Ghali had unvested stock options to purchase 5,000 shares of the Company’s common stock at an exercise price of $7.67 per share, 60,000 shares at an exercise price of $2.45 per share and 50,000 shares at an exercise price of $6.31 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $5.14, the closing price of the Company’s common stock on December 31, 2011. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company’s stock on December 31, 2011.

(3)	Mr. Ghali’s restricted stock vests immediately if there is an involuntary termination of his employment within one year after a change of control. As of December 31, 2011, Mr. Ghali had 5,000 shares of unvested restricted stock. The amount represents the intrinsic value of those shares at $5.14 per share, the closing price of the Company’s common stock on December 31, 2011.

Frederic Z. Samelian

Payments and Benefits	For Involuntary Termination Within One Year Following a Change in Control
Cash payment	$615,000	(1)
Vesting of stock options	80,700	(2)
Vesting of restricted stock	25,700	(3)

(1)	Company is required to make this cash payment to Mr. Samelian at the effective date of such termination in an amount equal to his then base salary. On December 31, 2011, his base salary was $615,000.

(2)	Mr. Samelian’s stock options immediately vest if he is involuntarily terminated within one year following a change of control. As of December 31, 2011, Mr. Samelian had unvested stock options to purchase 5,000 shares of the Company’s common stock at an exercise price of $7.67 per share, 30,000 shares at an exercise price of $2.45 per share and 25,000 shares at an exercise price of $6.31 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $5.14, the closing price of the Company’s common stock on December 31, 2011. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company’s stock on December 31, 2011.

(3)	Mr. Samelian’s restricted stock vests immediately if there is an involuntary termination of his employment within one year after a change of control. As of December 31, 2011, Mr. Samelian had 5,000 shares of unvested restricted stock. The amount represents the intrinsic value of those shares at $5.14 per share, the closing price of the Company’s common stock on December 31, 2011.

Director Compensation

For a description of Director compensation, see “Compensation of Non-Employee Directors in 2011” under the “Compensation Discussion and Analysis” section of this proxy statement.

Our non-employee directors received the following amounts of compensation in 2011.

	Fees Earned or Paid in Cash $	Stock Awards(1)(2) $	Option Awards(1)(3) $	Total $
Camille S. Andrews	105,000	30,001	30,000	165,001
Brian W. Clymer	110,000	30,001	30,000	170,001
William J. Doyle	100,000	30,001	30,000	160,001
Alan S. Fellheimer	105,000	30,001	30,000	165,001
Steven M. Kramer	100,000	30,001	30,000	160,001

(1)	The amounts reported in these columns reflect the aggregate grant date fair value of stock awards and grants of stock options calculated in accordance with ASC 718. The amounts for options do not reflect compensation actually received by the Director. The actual value, if any, that a Director may realize from an option award is contingent upon the excess of the stock price over the exercise price, if any, on the date the option is exercised. Thus, there is no assurance that the value, if any, eventually realized by the Director will correspond to the amount shown.

(2)	On June 3, 2011, each non-employee director was granted 4,754 shares of the Company’s common stock under the 2009 Non-Employee Director Stock Grant Plan. The amount of the 2011 awards is based on the closing price ($6.31) of the Company’s common stock on June 3, 2011.

(3)	On June 3, 2011, each non-employee Director was granted an option to purchase 12,345 shares of the Company’s common stock at an exercise price of $6.31 per share, the closing price of the Company’s common stock on the date of grant. The fair value of the options was $1.41 per share, determined using the Black-Scholes option valuation model. For a description of the assumptions used, see Note 12 to the Company’s consolidated financial statements for 2011 contained in the Form 10-K filed with the SEC on March 12, 2012.]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of April 16, 2012 for:

•	each of our directors;

•	each executive officer named in the summary compensation table;

•	all directors and executive officers as a group;

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and

•	each person who is a member of a group that includes any person in any of the foregoing categories.

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of employee stock options granted by the Company) within 60 days.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
Irvin E. Richter(1)	7,832,636	20.1%
Wells Fargo & Company(2)	5,868,962	15.2%
David L. Richter(3)	4,348,802	11.2%
Brady H. Richter(4)	2,263,125	5.9%
Raouf S. Ghali(5)	88,711	*
Frederic Z. Samelian(6)	167,886	*
William J. Doyle(7)	106,136	*
Brian W. Clymer(8)	101,636	*
Alan S. Fellheimer(9)	101,636	*
John Fanelli III(10)	90,759	*
Camille S. Andrews(11)	73,636	*
Steven M. Kramer(12)	130,375	*
All directors and executive officers as a group (16 persons)	15,532,736	38.9%

*	Represents less than 1% of the shares outstanding

(1)	Includes 423,417 shares issuable upon the exercise of options held by Mr. Richter and 25,697 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Richter. Does not include 230,200 shares held by Mr. Richter’s spouse for which Mr. Richter disclaims beneficial ownership.

(2)	The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. The shares beneficially owned by Wells Fargo & Company include shares owned by its subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The foregoing information was derived from a Schedule 13G/A filed with the SEC on January 24, 2012.

(3)	Includes 309,417 shares issuable upon the exercise of options held by Mr. Richter and 36,164 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Richter. Does not include 44,000 shares of common stock held by Mr. Richter’s minor children or 5,000 held by Mr. Richter’s spouse, for which Mr. Richter disclaims beneficial ownership.

(4)	Does not include 15,000 shares of common stock held by Mr. Richter’s minor children or 5,000 held by Mr. Richter’s spouse, for which Mr. Richter disclaims beneficiary ownership.

(5)	Includes 85,000 shares issuable upon the exercise of options held by Mr. Ghali and 1,864 shares of common stock held in company’s 401(K) Plan.

(6)	Includes 55,000 shares issuable upon the exercise of options held by Mr. Samelian and 3,330 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Samelian.

(7)	Includes 64,541 shares of common stock issuable upon the exercise of options held by Mr. Doyle.

(8)	Includes 64,541 shares of common stock issuable upon the exercise of options held by Mr. Clymer.

(9)	Includes 64,541 shares of common stock issuable upon the exercise of options held by Mr. Fellheimer.

(10)	Includes 62,000 shares of common stock issuable upon the exercise of options held by Mr. Fanelli and 4,232 shares of common stock held in the Company’s 401(k) Plan for the benefit of Mr. Fanelli.

(11)	Includes 54,541 shares of common stock issuable upon the exercise of options held by Ms. Andrews.

(12)	Includes 33,562 shares of common stock issuable upon the exercise of options held by Mr. Kramer.

INDEPENDENT AUDITORS

Services and Fees of the Independent Auditors for 2011 and 2010

EisnerAmper LLP served as the Company’s independent auditors for the fiscal years ended December 31, 2011 and 2010. Amper, Politziner & Mattia, LLP served as the Company’s independent auditors for a portion of 2010. The fees and expenses for services rendered in the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2011	2010
Audit Fees(1)	$1,084,500	$1,106,000
Audit-Related Fees	—	—
Tax Fees(2)	10,000	5,005
All Other Fees	—	—

Total Fees	$1,094,500	$1,111,005

(1)	Audit fees consist of fees billed for services rendered for the audit of our financial statements and review of our financial statements included in our quarterly reports on Form 10-Q and services provided in connection with other statutory or regulatory filings.

(2)	Tax fees consist of fees for tax compliance, advisory and planning services.

During 2010, we incurred audit fees with EisnerAmper LLC in the amount of $708,908. During 2010, we incurred audit fees with Amper, Politziner & Mattia, LLP in the amount of $397,092. During 2010, we incurred tax fees with Amper, Politziner and Mattia, LLP in the amount of $5,005. During 2010, we incurred no tax fees with EisnerAmper LLP. Representatives of EisnerAmper LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

On August 16, 2010, we were notified that Amper, Politziner and Mattia, LLP (“Amper”) combined its practice with that of Eisner LLP and the name of the combined practice operates under the name EisnerAmper LLP (“EisnerAmper”). Concurrently, Amper resigned as the Company’s independent registered public accounting firm.

Also on August 16, 2010, the Audit Committee of the Company’s Board of Directors engaged EisnerAmper to serve as the Company’s new independent registered public accounting firm.

During the Company’s fiscal year ended December 31, 2009, and through the date of the Form 8-K filed by the Company on August 23, 2010, the Company did not consult with EisnerAmper regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The audit reports of Amper on the consolidated financial statements of the Company as of and for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for the fiscal year ended December 31, 2009 and through the date of the date of the Form 8-K filed by the Company on August 23, 2010, there were (i) no disagreements between the Company and Amper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Amper, would have caused Amper to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year or for any reporting period since the Company’s last fiscal year end and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Amper a copy of the disclosures in the Form 8-K filed by the Company on August 23, 2010 and has requested that Amper furnish it with a letter addressed to the SEC stating whether or not Amper agrees with the Company’s statements. A copy of the letter dated August 23, 2010 furnished by Amper in response to that request was filed as Exhibit 16.1 to the Form 8-K filed by the Company on August 23, 2010.

Pre-Approval Policy of Audit Services and Permitted Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services and are pre-approved in one of two methods. Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Audit Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. Under the second method, the engagement to render the services would be presented to and pre-approved by the Audit Committee (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit). The Chairman of the Audit Committee has the authority to grant pre-approvals of audit and permissible non-audit services by the independent auditors, provided that all pre-approvals by the Chairman must be presented to the full Audit Committee at its next scheduled meeting. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any consultants, experts or advisors engaged by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of, and reports to, the Board. The Audit Committee has oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the qualifications and independence of the Company’s registered independent public accounting firm; (d) the Company’s systems of internal controls established for finance, accounting, legal compliance and ethics; (e) the performance of the Company’s registered independent public accounting firm; and (f) the integrity of the financial reports and other financial information prepared by the Company for submission to any governmental or regulatory body or the public. Management of the Company has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. EisnerAmper LLP, the Company’s independent auditor for 2011, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and EisnerAmper LLP the audited financial statements for the year ended December 31, 2011 and EisnerAmper’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with EisnerAmper the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. EisnerAmper has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EisnerAmper that firm’s independence. The Audit Committee has reviewed and approved the compatibility of EisnerAmper providing both audit and non-audit services to the Company and its affiliates with EisnerAmper’s independence. The Audit Committee has also reviewed and approved, among other things, the amount of fees paid to EisnerAmper for audit and non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for 2011 for filing with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Audit Committee:

Brian W. Clymer (Chairman)

Alan S. Fellheimer

Steven M. Kramer

ITEM 2

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has reviewed the shares currently available to be issued by the Company under its Amended and Restated Certificate of Incorporation (“Certificate”) and has determined that it is appropriate to increase the maximum number of authorized shares of Common Stock in the Certificate. Accordingly, the Board of Directors is asking shareholders to approve an amendment to the Certificate to increase the number of authorized shares of Common Stock from 75,000,000 to 100,000,000. The additional 25,000,000 shares of Common Stock will be part of the existing class of Common Stock, and if and when issued, will have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

Purpose of the Proposed Amendment

As of April 16, 2012, the Company had 38,572,993 shares of Common Stock outstanding and options to acquire up to 4,821,541 shares of Common Stock were outstanding. Out of the 75,000,000 shares of Common Stock authorized, there are 36,427,007 shares of Common Stock currently available to be issued under the Certificate, which the Board of Directors believes is inadequate for the purpose of providing flexibility for the Company’s future. Accordingly, the Board of Directors believes that it is in the Company’s best interests to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for potential business needs. The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without the expense and delay of seeking shareholder approval, to issue shares from time to time as may be required for proper business purposes.

The Company anticipates that it may issue additional shares of Common Stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of Common Stock;

•	acquisitions or other strategic transactions;

•	the Company’s stock incentive plans; and

•	other corporate purposes that have not yet been identified.

At this time, the Company does not have any binding plans, commitments, arrangements, understandings or agreements regarding the issuance of Common Stock following the increase of its authorized shares. However, the availability of additional shares of Common Stock for issuance is, in the Board of Director’s view, prudent and will afford the Company flexibility in acting upon financing transactions to strengthen its financial position and/or other business and strategic opportunities that may arise.

As a result, the Board of Directors is asking stockholders to approve an amendment to the Certificate that would increase the number of authorized shares of Common Stock from 75,000,000 to 100,000,000.

The increase in the number of authorized shares of Common Stock will become effective if approved by stockholders at the annual meeting and the subsequent filing of the Certificate of Amendment. The full text of the proposed amendment to the Certificate is set forth in Exhibit A to this Proxy Statement, and this discussion is qualified in its entirety by reference to Exhibit A. If the increase is not approved at this annual meeting, the Certificate will continue in effect as it presently exists.

Possible Effects of the Proposed Amendment

If the proposed amendment to the Company’s Certificate is approved and effected, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors and without further shareholder approval, except as may be required by law or the rules of the NYSE. The additional shares of Common Stock would have the same rights and privileges as the shares of Common Stock currently issued and outstanding. Holders of the Company’s Common Stock have no preemptive rights.

The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on shareholders’ equity and voting rights. Furthermore, future sales of substantial amounts of Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of the Common Stock or limit the Company’s ability to raise additional capital. Shareholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of Common Stock than they presently own.

Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control and perpetuate the Company’s management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices. The Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management. For example, without further shareholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. While the proposed amendment may have anti-takeover ramifications, the Board of Directors believes that the benefits it could confer on the Company outweigh any potential disadvantages.

Recommendation and Vote Required

Approval of the proposal to amend the Certificate to increase the authorized shares of Common Stock from 75,000,000 to 100,000,000 requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock represented in person or by proxy and entitled to vote at the meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000.

ITEM 3

INCREASE IN SHARES AUTHORIZED FOR

ISSUANCE UNDER THE 2006 EMPLOYEE STOCK OPTION PLAN

The Board of Directors has reviewed the shares currently available under the 2006 Employee Stock Option Plan (the “2006 Plan”) and has determined that it is appropriate to increase the maximum number of shares authorized for issuance under the 2006 Plan.

As of April 16, 2012, 42,000 shares have been issued upon the exercise of options under the 2006 Plan and option grants representing 4,623,741 shares were outstanding under the 2006 Plan. There are 1,334,259 shares of common stock currently available for awards under the 2006 Plan, which the Board of Directors believes is inadequate for the purpose of providing future incentives. Accordingly, the Board of Directors has determined that increasing the amount of shares of common stock issuable under the 2006 Plan is necessary to enable further grants of stock options to continue to retain and motivate key employees. As a result, the Board of Directors is asking the stockholders to approve an amendment to the 2006 Plan that would increase the number of shares authorized for issuance from 6,000,000 to 8,000,000.

The increase in the number of shares authorized for issuance under the 2006 Plan will become effective if approved by stockholders at the annual meeting. If the increase is not approved at this annual meeting, the 2006 Plan will continue in effect as it presently exists. The results of the vote will not affect any awards outstanding under the 2006 Plan as of the date of this proxy statement.

Summary of the Stock Option Plan

Administration. The 2006 Plan may be administered by the Board of Directors. The Board of Directors may delegate the administration of the 2006 Plan to our Compensation Committee or to another committee of the Board of Directors. For purposes of the following discussion, the term “Administrator” means the Board of Directors or the committee to which it delegates its authority as provided above. The Administrator has the authority, subject to the terms of the 2006 Plan, to determine the individuals to whom options will be granted, the times at which options will be granted and the terms and conditions of the options.

Eligibility. Options may be granted to our directors, officers, employees, consultants and advisors. Options intended to qualify, under the standards set forth in certain federal tax rules, as incentive stock options (“ISOs”) may be granted only to employees while actually employed by us. Non-employee directors, consultants and advisors are not entitled to receive ISOs.

Option Price. The option price for ISOs generally will be 100% of the fair market value of our common stock on the date the option is granted; however, if the participant in the 2006 Plan owns more than 10% of the combined voting power of Hill and any subsidiary or parent corporation, the option price will be not less than 110% of the fair market value of our common stock on the date of grant. The value of our common stock (based upon exercise price times number of shares) for which ISOs first become subject to exercise during any given calendar year may not exceed $100,000. The option price for non-qualified stock options will be determined by the Administrator, but cannot be less than the fair market value of our common stock on the date of grant. Fair market value for purposes of the 2006 Plan is the closing market price of our common stock as reported on the market determined by the Board of Directors to be the primary market for the common stock on the date of grant. In the event our common stock is not traded on a recognized market at the time of grant, the Administrator will determine fair market value. Previously issued options have never been repriced, however, should the Board decide to do so in the future, stockholder approval will be required.

Duration of Options. Each stock option will terminate on the date fixed by the Administrator, which will not be more than ten years after the date of grant. If the participant in the 2006 Plan owns more than 10% of the combined voting power of Hill and any subsidiary or parent corporation, any ISO granted to such participant will terminate not more than five years after the date of grant.

Vesting. Options become exercisable when they have vested, subject to any further restrictions on exercise imposed by the Board of Directors in individual option agreements. The Administrator will specify the relevant vesting provisions at the time of the grant.

Exercise Period. The exercise period for options granted under the 2006 Plan may not exceed ten years from the date of grant.

Payment. The Administrator will determine whether exercise of options will be settled in whole or in part in cash, common stock or other securities of the Company, or other property.

Shares That May Be Issued Under the 2006 Plan. If the amendment to the plan is approved, a maximum of 8,000,000 shares of our common stock, which number may be adjusted as described below, are available for issuance pursuant to the exercise of stock options granted under the 2006 Plan. If any stock option terminates or is canceled for any reason without having been exercised in full, the shares of stock not issued will then become available for additional grants of options. The number of shares available under the 2006 Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action.

Termination of and Amendments to the 2006 Plan. The Board of Directors may amend the 2006 Plan from time to time, except that no amendment will be made without shareholder approval if such approval is necessary to comply with applicable law. No options may be granted under the 2006 Plan after June 30, 2016.

Income Tax Consequences. Under present law, the federal income tax treatment of stock options under the 2006 Plan is generally as follows:

Incentive Stock Options. For regular income tax purposes, an optionee will not realize taxable income upon either the grant of an ISO or its exercise if the optionee has been an employee of Hill or a subsidiary at all times from the date of grant to a date not more than three months before the date of exercise. The difference between the fair market value of the stock at the date of exercise and the exercise price of an ISO, however, will be treated as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If the shares acquired upon an exercise of an ISO are not disposed of by the optionee within two years from the date of grant or within one year from the date of exercise, any gain realized upon a subsequent sale of the shares will be taxable as a capital gain. In that case, Hill will not be entitled to a deduction in connection with the grant or the exercise of the ISO or the subsequent disposition of the shares by the optionee. The amount of gain or loss realized upon such a sale or other disposition will be measured by the difference between the amount realized and the earlier exercise price of the ISO (the optionee’s basis in the stock). If the optionee disposes of the shares within two years from the date of grant of the ISO or within one year from the date of exercise of the ISO, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares at the date of exercise (or the amount realized on disposition, if less) over the option price, and Hill will be allowed a corresponding deduction. If the amount realized on the disposition exceeds the fair market value of the shares at the date of exercise the gain on disposition in excess of the amount treated as ordinary income will be treated as capital gain. If the optionee holds the shares for more than 12 months from the date of exercise, any such gain will be a long-term capital gain.

Non-Qualified Stock Options. An optionee will not realize income upon the grant of a non-qualified stock option (“NSO”). Upon the exercise of a NSO granted at or above fair market value, an optionee will be required to recognize ordinary income in an amount equal to the excess of the fair market value at the date of exercise of the NSO over the option price. In the case of an option granted at below fair market value, proposed federal regulations provide that the optionee will be taxed on the spread when the option vests, unless the option is automatically exercised upon the occurrence of specific events. If the option is taxed when it vests, the optionee will also be subject to an additional 20% tax. Any compensation includable in the gross income of an employee with respect to a NSO will be subject to appropriate federal income and employment taxes. Hill will be entitled to a business expense deduction in the same amount and at the same time as when the optionee recognizes compensation income. Upon a subsequent sale of the stock, any amount realized in excess of such fair market value will constitute a capital gain. If the optionee holds the shares for more than 12 months from the date of exercise, any such gain will be a long-term capital gain. In the limited circumstances in which an officer who is subject to the Exchange Act exercises a NSO, which exercise is not exempt under Section 16(b), no income is recognized for federal income tax purposes at the time of exercise unless the optionee makes an election under Section 83(b) of the Code within 30 days after the date of exercise, in which case the optionee will be subject to the tax based on the value of the shares on the date of exercise. Where such an election is not made, the optionee will recognize ordinary income on the first date that sale of such shares would not create liability under Section 16(b) of the Exchange Act (this is generally, but not necessarily, six months after the date of exercise). The ordinary income recognized by such an optionee will be the excess, if any, of the fair market value of shares on such later date over the option exercise price.

Special rules limit the deductibility to us of compensation paid to named executive officers. Under Section 162(m) of the Code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000, unless certain conditions are met.

The foregoing discussion does not purport to be a complete analysis of all the potential tax consequences relevant to recipients of options or to Hill or its subsidiaries. The above discussion does not take into account the effect of state and local tax laws. Moreover, no assurance can be given that legislative, administrative, regulatory or judicial changes or interpretations will not occur which could modify such analysis. In addition, an individual’s particular tax status may result in different tax consequences from those described above. Therefore, any participant in the 2006 Plan should consult with his or her own tax adviser concerning the tax consequences of the grant, exercise and surrender of such options and the disposition of any stock acquired pursuant to the exercise of such options.

New Plan Benefits

No determination has been made with respect to future recipients of awards under the 2006 Plan and it is not possible to specify the names or positions of the individuals to whom awards may be granted in the future or the number of shares of our common stock to which such awards will relate.

Recommendation and Vote Required

Approval of the proposal to increase from 6,000,000 to 8,000,000 the number of shares authorized for issuance under the 2006 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE PROPOSAL TO INCREASE FROM 6,000,000 TO 8,000,000 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2006 PLAN.

OTHER MATTERS

The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment is in the interests of Hill and its stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the

SEC. To the Company’s knowledge based on a review of copies of such reports furnished to Hill and on written representations made by such persons, all of the Company’s Directors, executive officers and beneficial owners of more than 10% of our common stock have complied with all Section 16(a) filing requirements with respect to 2011 except that, due to administrative oversights, required Form 4 reports were not filed on a timely basis on behalf of the following persons: Irvin E. Richter (5 transactions), David L. Richter (1 transaction), Camille S. Andrews (2 transactions), Brian W. Clymer (2 transactions), William J. Doyle (2 transactions), Alan S. Fellheimer (2 transactions), Steven M. Kramer (3 transactions), Raouf S. Ghali (2 transactions), Frederic Z. Samelian (2 transactions), Thomas J. Spearing III (2 transactions), John Fanelli III (3 transactions), William H. Dengler, Jr. (2 transactions), Ronald F. Emma (2 transactions) and Catherine H. Emma (2 transactions).

ANNUAL REPORT

In addition to the proxy statement and proxy card, a copy of the Company’s 2011 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and which is not part of the proxy soliciting material, is enclosed. The 2011 Annual Report is being furnished to our stockholders without the exhibits to the Form 10-K. The Company will provide a copy of the exhibits to any stockholder upon request. Stockholders may under some circumstances be responsible for the Company’s reasonable expenses in furnishing such exhibits.

Stockholders who directly hold their shares of Hill and who previously have elected not to receive an annual report for a specific account may request Hill to promptly mail the 2011 Annual Report to that account by writing to William H. Dengler, Jr., Corporate Secretary, at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053; or by calling Hill’s Investor Relations consultant, The Equity Group, Inc., at (212) 836-9600.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you are the beneficial owner, but not the record holder, of shares of Hill common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and the 2011 Annual Report to multiple shareowners who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. Hill will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the 2011 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request in writing to William H. Dengler, Jr., Corporate Secretary, at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053; or by calling Hill’s Investor Relations consultant, The Equity Group, Inc., at (212)  836-9600.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

We anticipate that we will hold our 2013 Annual Meeting of Stockholders on or about June 7, 2013. Stockholders who wish to present proposals to be included in the Company’s proxy materials for the 2013 Annual Meeting of Stockholders must submit such proposals to us at Hill International, Inc., 303 Lippincott Centre, Marlton, NJ 08053, Attn: Corporate Secretary, by December 31, 2012 and must comply with the procedures of Rule 14a-8 under the Exchange Act. If you wish to submit a proposal at the 2013 Annual Meeting of Stockholders which will not be included in the proxy statement for such meeting, you must submit your proposal no earlier than March 15, 2013 and no later than April 15, 2013.

For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2013 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before March 14, 2013 and advise stockholders in the 2012 proxy statement of the nature of the proposal and how we intend to vote on such matter or (2) do not receive notice of the proposal before March 14, 2013.

Householding Information

SEC regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement, the Annual Report to Shareholders and the Notice of Internet Availability of Proxy Materials, to two or more shareholders that share the same address. Each shareholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a shareholder at a shared address that only received a single set of proxy materials for this year. If a shareholder would prefer to receive his or her own copy, please contact William H. Dengler, Jr., Corporate Secretary, at the Company’s principal executive office: 303 Lippincott Centre, Marlton, NJ 08053; by telephone at (866) 352-2792; or by email addressed to hil@openboard.info. Similarly, if a shareholder would like to receive his or her own set of the Company’s proxy materials in future years or if a shareholder shares an address with another shareholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Mr. Dengler.

By order of the Board of Directors,

William H. Dengler, Jr.

Senior Vice President, General Counsel and Secretary

Marlton, New Jersey

May 4, 2012

EXHIBIT A

STATE OF DELAWARE

CERTIFICATE OF FIRST AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HILL INTERNATIONAL, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Hill International, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of this corporation is Hill International, Inc. (the “Corporation”). This Corporation was originally incorporated pursuant to the General Corporation Law on April 2, 2004 under the name Arpeggio Acquisition Corporation.

2. The Amended and Restated Certificate of Incorporation of this Corporation was filed with the Delaware Secretary of State on June 28, 2006.

3. This Certificate of First Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law and was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4. Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the introductory paragraph thereof in its entirety and substituting the following therefore:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

5. Except as expressly set forth herein, the Amended and Restated Certificate of Incorporation of the Corporation shall be unmodified and shall continue in full force and effect.

IN WITNESS WHEREOF, this Certificate of First Amendment of the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this [    ] day of [                    ], 2012.

By:
Irvin E. Richter
Chief Executive Officer

HILL INTERNATIONAL, INC.

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Hill International, Inc. hereby appoints Irvin E. Richter and William H. Dengler, Jr. and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the 2012 Annual Meeting of Stockholders of Hill International, Inc. to be held on June 11, 2012, at 1:00 p.m. Eastern Time, at the Company’s offices at 303 Lippincott Centre, Marlton, NJ 08053, and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Annual Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Hill International, Inc.; or (iii) voting in person at the Annual Meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

HILL INTERNATIONAL, INC.

June 11, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report

are available at: www.hillintl.com in the “Investor Relations” section.

Please complete, sign, date and mail your proxy card in the

envelope provided as soon as possible

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the following persons to the Board of Directors of the Company for the term described in the Proxy Statement: NOMINEES:			2. Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.	For ☐	Against ☐	Abstain ☐
☐ FOR ALL NOMINEES	m Camille S. Andrews m Brian W. Clymer
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)			3. Approval of an increase in the number of Shares issuable under the 2006 Employee Stock Option Plan.	For ☐	Against ☐	Abstain ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●

The undersigned acknowledges receipt from Hill International, Inc. prior to the execution of this Proxy of a Notice of 2012 Annual Meeting and a Proxy Statement dated May 4, 2012.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Mark here if you plan to attend the annual meeting   ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.